Arcom

Subscription Agreement

The undersigned, intending to be legally bound, hereby irrevocably subscribes for and agrees to purchase __________ shares of the common stock of Arcom, a Nevada corporation, placed in China (the "Company"), for a purchase price of $_______, or $0.02 per share. Simultaneous with the execution and delivery of this confirmation to the Company, the undersigned is either delivering a check made payable to “Arcom” or sending a wire transfer payment to the Company’s account at:

Bank Name: Bank of America Bank Address: 222 Broadway, New York, USA 10038 SWIFT Code: BOFAUS3N	Account number: 501020980528 Routing Number: 026009593 ABA Number: 026009593 Title of Account: Arcom

The undersigned acknowledges that he has received a copy of the prospectus of the Company, dated __________, 2017 filed with the Securities and Exchange Commission (“Prospectus”) with respect to the offer and sale of the shares of stock being purchased. The undersigned is not relying on the Company or its affiliates with respect to economic considerations involved in this investment, but have relied solely on its own advisors.

The undersigned understands that an investment in the shares is a speculative investment, which involves a high degree of risk and the potential loss of his entire investment. The undersigned is further aware that no federal or state agency has (i) made any finding or determination as to the fairness of this investment, (ii) made any recommendation or endorsement of the shares or the Company, or (iii) guaranteed or insured any investment in the Shares or any investment made by the Company. The undersigned understands that the price of the stock purchased hereby bears no relation to the assets, book value or net worth of the Company and was determined arbitrarily by the Company. The undersigned agrees and acknowledges that it has read all the information contained in the Prospectus, including without limitation, the Risk Factors contained therein.

*Date: __/ __/ 17 *Amount of Investment: $______ *Number of Shares: __________

1.	Print Full Name of Investor:	Individual:
________________________________________________
First, Middle, Last
2.	Permanent Address of Investor:	___________________________
___________________________
___________________________ ___________________________
3.	Authorized Signatory of Investor:
4.	Authorized Signatory of Arcom:

If Investor is an entity, provide copy of Articles of Incorporation as well as a copy of board resolution or other evidence of authorization to purchase the shares of the Company.